EXHIBIT 2.01

EXPLANATORY NOTE: This Agreement and Plan of Merger (the “Agreement”), dated as of August 2, 2012, by and among Glu Mobile Inc. (the “Company”), Galileo Acquisition Corp, IGN Entertainment, Inc. and GameSpy Industries, Inc., has been filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (the “Quarterly Report”) to provide you additional information regarding the terms of the Agreement as required by applicable Securities and Exchange Commission (“SEC”) rules. The Agreement sets forth the contractual rights of the Company, Galileo Acquisition Corp., IGN Entertainment, Inc. and GameSpy Industries, Inc., but is not intended to be a source of factual, business or operational information about any party. That kind of information about the Company can be found elsewhere in the Company’s Quarterly Report and in the other filings the Company makes with the SEC, which are available without charge at the SEC’s web site (www.sec.gov).

Investors and stockholders are not third-party beneficiaries of the Agreement and therefore may not directly enforce any of its terms and conditions. The assertions embodied in the representations and warranties that the parties made to each other were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts, and are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement (these disclosure schedules contain information that has been included in the parties’ prior public disclosures, as well as potential additional non-public information). They are also qualified by a different standard of materiality from the meaning of materiality under applicable securities laws. They should not be construed as a representation by the Company to any investor or stockholder. While no party believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. The disclosure letters have not been made public because, among other things, they include confidential or proprietary information.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the Agreement after the effective time of the Agreement, except as stated in the agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLU MOBILE INC.,

GALILEO ACQUISITION CORP.,

IGN ENTERTAINMENT, INC.

AND

GAMESPY INDUSTRIES, INC.

AUGUST 2, 2012

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	List of Key Employees
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Form of Agreement of Merger
Exhibit E	-	Form of Contribution Agreement
Exhibit F	-	Form of Trademark License Agreement
Exhibit G	-	Form of Certification of Non-Foreign Status
Exhibit H	-	List of Contracts Requiring Consent
Exhibit I	-	List of Excluded Assets
Exhibit J	-	Form of Restrictive Legends
Exhibit K	-	List of Excluded Employees

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 2, 2012 (the “Agreement Date”), by and among Glu Mobile Inc., a Delaware corporation (“Acquiror”), Galileo Acquisition Corp., a California corporation and wholly owned subsidiary of Acquiror (“Sub”), IGN Entertainment, Inc., a Delaware corporation (“Parent”), and GameSpy Industries, Inc., a California corporation (the “Company”).

Attached to this Agreement as Exhibit A is a list of certain defined terms used in this Agreement. The definition of each capitalized term used in this Agreement is either set forth in Exhibit A hereto or elsewhere in this Agreement.

RECITALS

A. The Boards of Directors of Parent, Company, Sub and Acquiror have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock, all of which are owned by Parent, shall be converted into the right to receive shares of Acquiror Common Stock.

C. Parent, Company, Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

D. At or prior to the execution and delivery of this Agreement and as a condition and material inducement to the willingness of Acquiror to enter into this Agreement, certain Company Employees identified on Exhibit B hereto (the “Key Employees”) are entering into employee offer letters with Acquiror on terms satisfactory to Acquiror, which includes Acquiror’s standard employee invention assignment and confidentiality agreement (each an “Offer Letter”).

E. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, Parent and Acquiror have entered into a transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

F. The parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code (as defined below) and intend for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time (as such term is defined in Section 1.6), on the terms and subject to the conditions set forth in this Agreement, the Agreement of Merger in substantially the form attached hereto as Exhibit D (the “Agreement of Merger”) and the applicable provisions of California Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

1.2 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date of this Agreement. The Closing shall take place at the offices of Acquiror, 45 Fremont Street, Suite 2800, San Francisco, California, or at such other location to which Acquiror and Parent both agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.3 Pre-Closing Transfer of Assets. Parent represents that it has transferred and delivered (or caused to be transferred and delivered) to the Company, directly or indirectly, pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit E (the “Contribution Agreement”), all right, title and interest of the Parent Group in and to all of the Business Assets to the extent not already held by the Company, and has transferred from the Company any Excluded Assets that are owned by the Company (such transfers, the “Pre-Closing Transfers”). Parent represents that it has caused all intercompany payables due from the Company to any member of the Parent Group to be eliminated and receivables due to the Company from any member of the Parent Group to be paid.

1.4 Excluded Liabilities. The Company has not assumed or retained, and Acquiror will not be responsible for, any of the Excluded Liabilities.

1.5 Closing Deliveries.

(a) Acquiror Deliveries. Acquiror shall deliver to the Company, at or prior to the Closing, each of the following:

(i) a duly executed counterpart original of this Agreement;

(ii) a certificate, dated as of the Closing Date and executed on behalf of Acquiror by its Secretary, certifying (A) Sub’s (1) Articles of Incorporation, (2) Bylaws, (3) board resolutions or unanimous written consent approving the Merger and adopting and approving this Agreement and the Agreement of Merger, and (4) shareholder resolutions or unanimous written consent approving the Merger and adopting and approving this Agreement, and (B) Acquiror’s (1) Certificate of Incorporation, (2) Bylaws, and (3) board resolutions or unanimous written consent approving the Merger and adopting and approving this Agreement;

(iii) a duly executed counterpart original of the Transition Services Agreement;

(iv) duly executed counterpart originals of the Offer Letters;

(v) a pdf copy of a valid stock certificate representing the Closing Shares containing the restrictive legends set forth on Exhibit J.

(b) Parent Deliveries. Parent shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a duly executed counterpart original of this Agreement;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Parent by its Secretary, certifying the Company’s (1) Articles of Incorporation, (2) Bylaws, (3) board resolutions approving the Merger and adopting and approving this Agreement and the Agreement of Merger and (4) shareholder resolutions approving the Merger and adopting and approving this Agreement;

(iii) a certificate, dated as of the Closing Date and executed on behalf of Parent by its Secretary, certifying Parent’s board resolutions approving the Merger and adopting and approving this Agreement;

(iv) the Customer Contracts Certificate;

(v) cash equal to the Prepaid Customer Contracts Amount, which shall be made by wire transfer pursuant to instructions provided to Parent by Acquiror;

(vi) an Offer Letter executed by each of the Key Employees;

(vii) a duly executed counterpart original of the Transition Services Agreement;

(viii) a duly executed original of the Contribution Agreement and any other instruments of transfer documenting the Pre-Closing Transfers, each in form and substance reasonably satisfactory to Acquiror;

(ix) a duly executed original of the Trademark License Agreement substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by Parent and the Company;

(x) evidence reasonably satisfactory to Acquiror of (a) the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time, and (b) if requested by Acquiror, the appointment of new officers and directors of the Company, which appointments are to become effective at the Effective Time;

(xi) a certificate from the Secretary of State of the State of California and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within five days prior to the Closing Date, certifying that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the Closing Date have been paid;

(xii) FIRPTA documentation including a certification of non-foreign status satisfactory to Acquiror from Parent, which certification meets the requirements of Treasury Section 1.1445-2(b)(2), in substantially the form attached hereto as Exhibit G, dated as of the Closing Date and executed by Parent;

(xiii) the Agreement of Merger, executed by the Company; and

(xiv) evidence satisfactory to Acquiror of (a) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the Contracts listed or described on Exhibit H hereto, effective as of and contingent upon the Closing.

1.6 Effective Time. At the Closing, Acquiror and the Company shall cause the Agreement of Merger to be filed with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of filing of the Agreement of Merger by the Secretary of State of the State of California, or such later time as may be agreed to by Acquiror and Parent and set forth in the Agreement of Merger for the time of effectiveness of the Merger, being referred to herein as the “Effective Time”).

1.7 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.8 Articles of Incorporation and Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit A to the Agreement of Merger and shall remain the Articles of Incorporation of the Surviving Corporation following the Effective Time, until thereafter amended as provided by California Law.

(b) At the Effective Time, the Bylaws of Sub shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by California Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.9 Directors and Officers.

(a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

1.10 Merger Consideration. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) all shares of Company Capital Stock will be automatically converted into, and Parent, as the sole shareholder of the Company, will have the right to receive, (i) at the Effective Time, the Closing Shares and (ii) upon release of any Escrow Shares pursuant to the terms of Article 5, such released Escrow Shares, and (b) all options or other securities, directly or indirectly, exercisable for or convertible into Company Capital Stock shall be automatically cancelled and shall otherwise be deemed terminated, irrespective of and without any action of the holder thereof.

1.11 No Further Ownership Rights in Company Capital Stock. All Shares issued to Parent in exchange for all of the outstanding shares of Company Capital Stock in accordance with the terms hereof shall be so issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither Acquiror, Sub, the Company nor Parent makes any representations or warranties to any other party regarding the Tax treatment of the Merger, or any of the Tax consequences to any party to this Agreement, the Merger or any of the other transactions or agreements contemplated hereby other than those explicitly made in this Agreement. The Company and Parent acknowledge that they are relying solely on their own Tax advisors, and Acquiror and Sub acknowledge that they are relying solely on their own Tax advisors, in each case in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Subject to the disclosures set forth in the disclosure letter of Parent and the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Parent and the Company to Acquiror under this Article 2), each of Parent and the Company represents and warrants to Acquiror, as of the Closing Date, as follows:

2.1 Organization; Standing and Subsidiaries.

(a) Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and the Company has the corporate power to own its properties and to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company or the Business. Neither the Parent nor the Company is in violation of any of the provisions of its Certificate of Incorporation or Articles of Incorporation (as the case may be) or Bylaws or equivalent organizational or governing documents.

(b) The Company does not currently have, nor has ever had (through a predecessor Entity or otherwise), any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth, as of the date of execution of this Agreement before the Effective Time, a true, correct and complete list of: (i) the names of the members of the Board of Directors of the Company; (ii) the names of the members of each committee of the Board of Directors of the Company (and a description of the duties and powers delegated thereto); and (iii) the names and titles of the officers of the Company.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of One Thousand (1,000) shares of Company Common Stock. The issued and outstanding capital stock of the Company consists solely of One Thousand (1,000) shares of Company Common Stock, all of which are owned by Parent, and such number of shares so owned constitutes Parent’s entire interest in the issued and outstanding Company Capital Stock or voting securities of the Company. The Company holds no treasury shares. There are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company. All shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Articles of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act the Company Common Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued. The Company Common Stock was issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.

(b) As of the Closing, no Person will have a right to acquire any shares of Company Capital Stock or any option or right to acquire shares of Company Capital Stock from the Company.

2.3 Authority; Noncontravention.

(a) Each of Parent and the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of Parent’s Board of Directors and the Company’s Board of Directors. This Agreement has been duly executed and delivered by each of Parent and the Company and constitutes the valid and binding obligation of each of Parent and the Company enforceable against each of Parent and the Company in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company’s Board of Directors, has approved and adopted this Agreement and the Agreement of Merger and approved the Merger and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and its shareholders. Parent’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of Parent’s Board of Directors, has approved and adopted this Agreement and approved the Merger and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Parent and its stockholders. The affirmative vote of Parent is the only vote of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger.

(b) Other than as set forth in Schedule 2.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by each of Parent and the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (A) any provision of the Certificate or Articles of Incorporation or Bylaws or other equivalent organizational or governing documents of Parent or the Company, in each case as amended to date, (B) any Material Contract or any Material Contract applicable to the Company or any member of the Parent Group’s respective properties or assets, or (C) any material Legal Requirements applicable to the Company or any member of the Parent Group or any of the Company’s or the Parent Group’s properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.6, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not adversely impact Parent’s or the Company’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

2.4 Financial Statements.

(a) Schedule 2.4(a) of the Company Disclosure Letter includes (i) the unaudited pro forma (taking into account the Pre-Closing Transfers) statement of net assets of the Company as of July 1, 2012 (the “Statement of Net Assets”) and (ii) the unaudited pro forma statements of operations for the Company for the fiscal years ended July 1, 2012 and July 3, 2011 (the “Financial Statements”). The Financial Statements: (i) are derived from and are in accordance with the books and records of the Company and the Parent Group, as adjusted pro forma; and (ii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified, (iii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates and (iv) have been prepared in accordance with GAAP (except that the Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other.

(b) The Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet items included in the Statement of Net Assets, (ii) those incurred in the conduct of the Company’s business since July 1, 2012 (the “Statement of Net Assets Date”) in the ordinary course, consistent with past practice, and do not result from any breach of Contract or warranty, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Statement of Net Assets, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any Person, other than as set forth on Schedule 2.4(b).

(c) Schedule 2.4(c) of the Company Disclosure Letter sets forth as of the Agreement Date the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(d) Schedule 2.4(d) of the Company Disclosure Letter sets forth all outstanding indebtedness of the Company for money borrowed (“Company Debt”), including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

2.5 Absence of Certain Changes. Other than with respect to this Agreement, the Pre-Closing Transfers, the Transition Services Agreement, the Offer Letters, and the Agreement of Merger (and the transactions contemplated by each of the foregoing), since the Statement of Net Assets Date, (i) the Company has conducted its business in all material respects in the ordinary course consistent with past practice and (ii):

(a) there has not occurred any Effect that, individually or taken together with all other Effects that have occurred prior to the Closing, would reasonably be expected to have a Material Adverse Effect on the Company or the Business,

(b) neither the Company nor any member of the Parent Group has made or entered into any Contract or letter of intent with respect to, or otherwise effected or agreed to effect, any acquisition, sale, license, disposition or transfer of any asset or liability of the Company other than (i) Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)) and (ii) the Pre-Closing Transfers,

(c) except as required by GAAP, there has not occurred any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) or any revaluation of the Company’s assets,

(d) neither the Company nor any member of the Parent Group has entered into, amended, renewed or terminated any Material Contract (as hereinafter defined), and there has not occurred any default or breach under any Material Contract by the Company or, to the Company’s knowledge, by any other contracting party thereto, which, with the giving of notice or the lapse of time, would reasonably be expected to give any such other contracting party (i) the right to declare a material default or exercise any remedy that would result in a loss to the Company of any material benefit under such Material Contract, (ii) the right to accelerate the maturity or performance of any material obligation of the Company under such Material Contract, or (iii) the right to cancel, terminate or, without the Company’s consent, materially modify any Material Contract,

(e) there has not occurred any amendment or change to the Company’s Articles of Incorporation or Bylaws,

(f) except as specified in Schedule 2.5(f) and as set forth in the Retention Agreements and the Pre-Closing Transfers, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by Parent or the Company to any of the Company Employees or any of the Company’s directors, officers or consultants, any adoption or modification of any Company Employee Plans (as defined in Section 2.13(a)), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to Company Employees consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons,

(g) there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of the Company,

(h) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to any Company Employees, any termination of employment of any Company Employees, or any labor dispute or claim of unfair labor practices involving the Company,

(i) neither the Company nor any member of the Parent Group has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of the Company’s assets or properties, nor has Company incurred, created or assumed any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person,

(j) neither the Company nor any member of the Parent Group has paid or discharged any Encumbrance or Liability on any of the Company’s assets or properties which was not shown on the Statement of Net Assets or incurred in the ordinary course of business consistent with past practice since the Statement of Net Assets Date,

(k) neither the Company nor any member of the Parent Group has incurred any Liability to the Company’s directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice),

(l) neither the Company nor any member of the Parent Group has cancelled or waived any Liability owed to the Company,

(m) neither the Company nor any member of the Parent Group has made any deferral of the payment of any of the Company’s accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

(n) neither the Company nor any member of the Parent Group has made any material change in the pricing of the Company’s products or services or in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers,

(o) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company,

(p) neither the Company nor any member of the Parent Group has (i) sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (as defined in Section 2.10(a)(v)), other than pursuant to Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)), or has acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(iii)) other than pursuant to Standard Inbound IP Agreements (as defined in Section 2.10(a)(viii)), or (ii) sold, disposed of, transferred or provided a copy of any Company Source Code (as defined in Section 2.10(a)(xi)), and

(q) there has not occurred any entry into any Contract by the Company or any member of the Parent Group to do any of the things described in the preceding clauses (a) through (p) (other than agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of Parent or the Company, threatened against the Company or any of its assets or properties or, to the knowledge of Parent or the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or the Company, respectively). There is no judgment, decree, injunction or order against the Company, any of its assets or properties, or, to the knowledge of Parent or the Company, any of the directors, officers or employees of the Company (in their capacities as such or relating to their employment, services or relationship with Parent or the Company, respectively). To the knowledge of Parent or the Company, there is no reasonable basis for any Person to assert a claim against the Company or the Parent based upon Parent and the Company entering into this Agreement or the Transition Services Agreement or the performance of Parent’s or the Company’s obligations hereunder or thereunder. The Company has no Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company that has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8 Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not in material violation of, and has not (and Parent has not) received any notices of material violation with respect to, any Legal Requirement with respect to the conduct of its Business, or the ownership or operation of its Business. To the knowledge of Company and Parent, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Legal Requirement.

(b) The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither Parent nor the Company has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement or the Pre-Closing Transfers.

2.9 Title to, Condition and Sufficiency of Assets.

(a) The Company has good and valid title to all of its properties and assets, and interests in properties and assets, real and personal, reflected on the Statement of Net Assets or acquired after the Statement of Net Assets Date, in each case excluding any Excluded Assets, including but not limited to those acquired as a result of the Pre-Closing Transfers, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Statement of Net Assets. With the exception of the Excluded Assets, the plant, property and equipment and other tangible assets of the Company that are used in the operations of its Business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. Schedule 2.9(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company, and the Company has adequate rights of ingress and egress into such leased real property. The Company has provided or Made Available to Acquiror true, correct and complete copies of all leases, subleases, guarantees and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.

(b) Schedule 2.9(b) of the Company Disclosure Letter lists all of the Business Assets. The Business Assets, together with the rights provided by Parent to Acquiror and the Surviving Corporation under the Transition Services Agreement, excluding any corporate general administrative services provided by the Parent Group to the Company prior to the Closing Date, (i) constitute all of the assets, properties and rights that are reasonably necessary for Acquiror and/or the Surviving Corporation to conduct, operate and continue the Business, including without limitation fulfilling all obligations under the Customer Contracts, and to sell, license and otherwise enjoy full rights to exploit such assets, properties and rights, (ii) constitute all of the assets that are currently used in the Business and (iii) include at least 190 “virtual machines” that are not being utilized by customers of the Business as of the Closing Date and which are available for utilization by Acquiror for its games following the Closing. The efforts that the Company undertook to consolidate customers of the Business within virtual machines to free up the capacity specified in clause (iii) in the preceding sentence did not adversely impact performance for customers of the Business in the time measured from the time the consolidation efforts started to the Closing Date, or cause Company to be in breach of any Contract with any customers of the Business as of the Closing Date, and Parent has no knowledge of any fact or circumstance that would cause it to reasonably believe that any such adverse impact is reasonably imminent.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(iii) “Intellectual Property” means (a) Intellectual Property Rights; and (b) Proprietary Information and Technology.

(iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by or exclusively licensed to the Company.

(v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Company.

(vi) “Company Intellectual Property Agreements” means any Contract to which the Company is a party or is otherwise bound and pursuant to which the Company has granted any rights with respect to any Company Intellectual Property (other than Standard Outbound IP Agreements) or licensed any Third Party Intellectual Property (other than Standard Inbound IP Agreements).

(vii) “Company Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered Internet domain names; (d) registered copyrights and applications for copyright registration; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.

(viii) Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to the Company a limited right to use a third party’s confidential information entered into by the Company, or any member of the Parent Group and that relates to the Business, in the ordinary course of its business (each a “Standard NDA”), and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the provision of the Company Products.

(ix) “Standard Outbound IP Agreements” means (i) Standard NDAs, and (ii) non-exclusive licenses of Company Products granted by the Company in the ordinary course of its business on its standard customer agreement forms (copies of which has been provided or Made Available to Acquiror) without material modifications thereto.

(x) “Third Party Intellectual Property” means all Intellectual Property licensed by the Company, including any Intellectual Property licensed from a member of the Parent Group.

(xi) “Company Products” means all products or services currently produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.

(xii) “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(b) The Company owns or has the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in or necessary to the conduct of the Business. The rights held by the Company in the Company Intellectual Property are sufficient for the conduct of the Business as now conducted. The Company has not transferred, assigned or exclusively licensed any Intellectual Property that is necessary to, or primarily utilized in connection with, the conduct of the Business to any member of the Parent Group or any third party.

(c) Except for the Pre-Closing Transfers, neither the Company nor any member of the Parent Group has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property that is necessary to, or primarily utilized in connection with, the conduct of the Business to any third party. Neither the Company nor any member of the Parent Group has permitted the Company’s rights in any Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company owns and has good title to each item of Company-Owned Intellectual Property that is owned by the Company free and clear of any Encumbrances (other than Permitted Encumbrances). After the Closing, all Company-Owned Intellectual Property that is owned by the Company will be transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party. The right, license and interest of the Company in and to (i) each item of Company-Owned Intellectual Property that is exclusively licensed by the Company and (ii) all Third Party Intellectual Property, is free and clear of all Encumbrances (excluding restrictions contained in the applicable Contracts with such third parties and Permitted Encumbrances).

(e) Schedule 2.10(e)(i) of the Company Disclosure Letter lists all Company Products. Schedule 2.10(e)(ii) of the Company Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products and identifies (i) the applicable Contract under which such Third Party Intellectual Property is licensed, and (ii) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled.

(f) Schedule 2.10(f) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company within 120 days of the Closing Date with respect to any of the Company Registered Intellectual Property in order to avoid material prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions which, to the knowledge of Parent or the Company, are currently before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property.

(g) To the knowledge of Parent and the Company, each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company does not own any patents nor does it have any currently active patent applications in any jurisdiction.

(h) With respect to the Company Intellectual Property Agreements:

(i) The Company is not, nor shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Parent’s or the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

(ii) Except for rights that will be provided under the Transition Services Agreement, following the Closing, the Surviving Corporation (as wholly owned by Acquiror) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which a member of the Parent Group or the Company would otherwise be required to pay absent the Merger.

(iii) None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company-Owned Intellectual Property.

(iv) None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property.

(v) To the knowledge of Company or Parent, there are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by any member of the Parent Group or the Company thereunder.

(vi) No Company Intellectual Property Agreement requires any member of the Parent Group or the Company to include any Third Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(vii) The Company has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled with any of the Company Products.

(viii) No Person that has licensed Intellectual Property to the Company pursuant to the Company Intellectual Property Agreements has ownership or license rights to improvements or derivative works of any Company-Owned Intellectual Property in connection with such license.

(i) Neither the terms of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in: (A) Acquiror or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquiror or any of its Affiliates, (B) Acquiror or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (C) Acquiror or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the consummation of the transactions contemplated hereby.

(j) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors of the Company not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company.

(k) To the knowledge of Parent or the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Since June 30, 2007, the Company has not brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(l) Since June 30, 2007, the Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of Parent or the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property Right related to the Business. Since June 30, 2007, neither the Company nor any member of the Parent Group has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party that relates to the Business.

(m) The Company is not (i) infringing, and has not infringed, any issued patent of any third party or (ii) otherwise infringing, misappropriating or violating and has not infringed, misappropriated or violated any other Intellectual Property Rights of any third party. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s use of any Intellectual Property utilized in the Business has not (A) infringed any issued patent of any third party or (B) infringed, misappropriated, or violated, does not currently infringe, misappropriate, or violate any other Intellectual Property of any third party, and does not currently constitute unfair competition or unfair trade practices under the applicable laws of any jurisdiction. No Company Product or information or material published or distributed by or on behalf of the Company or conduct or statement of the Company constitutes obscene material, a defamatory statement or false advertising. The Company or Parent has provided to Acquiror documentation detailing in sufficient detail and specificity the development history of the Company Products, which documentation is reasonably satisfactory to Acquiror.

(n) No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(o) Neither the Company nor any member of the Parent Group has received any opinion of counsel that any Company Product or the operation of the Company’s Business does or does not infringe any patent of a third party or that any patent of a third party is invalid or unenforceable.

(p) The Company has secured from all consultants, employees and independent contractors of the Company and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned Intellectual Property that is owned by the Company (each, an “Author”) perfected, unencumbered and unrestricted exclusive ownership of all of each such Author’s Intellectual Property in such contribution and has obtained a waiver from each such Author of any non-assignable rights. No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author or the Company. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors.

(q) To the knowledge of Parent or the Company, no current or former Company Employee or consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such Company Employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(r) To the knowledge of Parent or the Company, the employment of any Company Employee (or any employee of Parent insofar as such employee performed services for the Company) or the use by the Company or any member of the Parent Group of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such Company Employee, consultant or independent contractor to work for the Company.

(s) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information.

(t) Schedule 2.10(t) of the Company Disclosure Letter lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is used by the Company in any way, and identifies for each item of Open Source Materials (i) the source from which the item was obtained, including any applicable URLs; (ii) the applicable open source license; (iii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; (iv) and whether or not the item was modified by the Company. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(u) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge).

(v) The software included in the Company Products or software used in the provision of any Company Product: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all material aspects of the related Proprietary Information and Technology without reference to other sources of information; and (ii) to the knowledge of Parent and Company, does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.

(w) No (i) government funding; or (ii) facilities or resources of a university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property.

(x) Neither Parent nor the Company, nor, to the knowledge of Parent and Company, any other Person then acting on their behalf, has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Authors access to Company Source Code on a “need to know” basis from the premises of the Company).

(y) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company, Parent or any Person then acting on their behalf to any Person of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

(z) Neither Parent nor the Company is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property. In addition, if any Company-Owned Intellectual Property were acquired from a Person other than a Company Employee or contractor to the Company or any member of the Parent Group, then, to the knowledge of Parent and the Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. Neither Company nor any member of the Parent Group has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Parent’s or Company’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(aa) Neither Parent nor the Company has, either itself or through another Person acting on its behalf, collected any personally identifiable information from any end users of the Company Websites (as defined below) or its customers in connection with the Business (either for itself or for the benefit of any third party). Each of Parent and the Company has complied with all applicable Legal Requirements and its internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or another Person acting on behalf of the Company (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or any Person having authorized access to the records of the Company. Each of the Company Websites and all materials distributed or marketed describing the Company Products have at all times made all material disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been materially inaccurate, misleading or deceptive or in violation of any applicable Legal Requirement. The Company’s privacy practices conform, and at all times have conformed, in all material respects to its privacy policies. No claims have been asserted or, to the knowledge of Parent or the Company, are threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of Parent or the Company. With respect to all personally identifiable user information described in this Section, Parent and the Company have at all times taken steps reasonably necessary (including without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure other misuse in accordance with industry standards. To the knowledge of Parent or the Company, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement by Parent and the Company will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. Neither Parent nor the Company has received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(bb) The Company, or Parent on the Company’s behalf, has implemented and maintains a reasonably comprehensive security plan in accordance with industry standards which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. The Company has not experienced any breach of security or otherwise unauthorized access by any third party to the Confidential Information, including personally identifiable information in the Company’s or any member of the Parent Group’s possession, custody or control.

(cc) Schedule 2.10(cc) of the Company Disclosure Letter contains a complete list of all software development tools currently used in the Business (the “Development Tools”). Schedule 2.10(cc) of the Company Disclosure Letter also sets forth, for each Development Tool: (i) for any Development Tool not entirely developed internally by Company Employees, the identity of the independent contractors, consultants or other Persons involved in such development and a list of the agreements with such independent contractors, consultants or other Persons; (ii) a list of any third parties with any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; (iii) a list of any restrictions on the Company’s unrestricted right to use and distribute such Development Tool; and (iv) a list of all agreements with third parties for the use by such third party of such Development Tool. The Company has sufficient right, title and interest in and to the Development Tools necessary for the conduct of the Business.

2.11 Environmental Matters. To the knowledge of Parent or the Company, the Company (i) is not is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) is not subject to any claim relating to any Environmental Laws, except in the case of each of clauses (i), (ii), (iii) and (iv) above, for any such violation, contamination, liability or claim as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Business; and there is no pending or, to the knowledge of Parent or the Company, threatened investigation that might lead to such a claim.

2.12 Taxes.

(a) The Company (and any consolidated, unitary or aggregate group for Tax purposes of which it has been a member) has properly completed and timely filed all Tax Returns (insofar as they relate to the Company) required to be filed by it and has timely paid all Taxes due and payable (insofar as they relate to the Company) whether or not shown on any Tax Return. All Tax Returns (insofar as they relate to the Company) were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements. Parent has delivered to Acquiror true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiency, insofar as they relate to the Company, since January 1, 2005.

(b) The Statement of Net Assets reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Statement of Net Assets Date. Neither the Company nor Parent (but only with respect to the Company) has any Liability for unpaid Taxes accruing after the Statement of Net Assets Date except for Taxes arising in the ordinary course of business subsequent to the Statement of Net Assets Date.

(c) There is (i) no claim for Taxes being asserted against the Company or any member of the Parent Group that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) The Company has not been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any Liability or potential Liability to another Person under any such agreement.

(f) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g) The Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h) The Company has no Liability for the Taxes of any Person (other than as a member of the News Corporation consolidated return) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(i) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date (excluding, for these purposes, amounts paid to Acquiror pursuant to paragraph 1.5(b)(v) of this Agreement)

(j) The Company is not, nor has ever, been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) Each of Parent (but only with respect to Company Employees and consultants of the Company) and the Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns.

(m) There is no agreement, plan, arrangement or other Contract covering any current or former Company Employee or other service provider of the Company or ERISA Affiliate (as defined below) to which the Company or any member of the Parent Group is a party or by which the Company or any member of the Parent Group is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(m) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(n) Schedule 2.12(n) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any member of the Parent Group is a party and in which Company Employees participate. Each such nonqualified deferred compensation plan to which the Company or any member of the Parent Group is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) available to Company Employees, (ii) each loan to a Company Employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements available to Company Employees, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements provided to Company Employees and (v) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations remain for the benefit of, or relating to, any present or former Company Employee or consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”).

(b) Parent has furnished or Made Available to Acquiror a true, correct and complete copy of each of the Company Employee Plans. Any Company Employee Plan sponsored by a member of the Parent Group intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law or benefits in the nature of severance pay pursuant to the retention agreements set forth on Schedule 2.13(c) of the Company Disclosure Letter. Each Company Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code). The Company does not currently sponsor, maintain or have liability with respect to any Company Employee Plan. None of the Company, Parent or any member of the Parent Group is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. With respect to each Company Employee Plan sponsored by the Parent Group in which Company Employees participate that is intended to include a Code Section 401(k) arrangement, the applicable member of the Parent Group has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any member of the Parent Group has incurred or reasonably expects to incur any Liability under Title IV of ERISA or Section 412 of the Code.

(d) With respect to each Company Employee Plan, to the extent applicable, the Company has complied with the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder.

(e) None of the Company or any member of the Parent Group currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) in which Company Employees participate that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) None of the Company or any member of the Parent Group is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code in which Company Employees participate.

(g) Neither the Company nor any member of the Parent Group maintains or contributes to a compensation or benefit plan on behalf of Company Employees under the law or applicable custom or rule of a jurisdiction outside of the United States. The Company does not maintain, sponsor or contribute to any plan within the meaning of Section 3(3) of ERISA.

(h) With the exception of the Retention Agreements, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation (other than pursuant to governmental programs and as described in Schedule 2.13(h) of the Company Disclosure Letter), golden parachute, bonus or otherwise) becoming due to any Company Employee or service provider of Parent providing services to the Company, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or Parent to any such Person, (iii) result in the acceleration of the time of payment or vesting of any such benefits to any such Person, (iv) increase the amount of compensation due to any such Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Parent or the Company to any such Person.

(i) With respect to Company Employees or service providers of Parent providing services to the Company, Parent or the Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company or Parent has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Company Employees or service providers of Parent providing services to the Company. With the exception of the Retention Agreements, the Company or Parent has paid in full to all Company Employees, service providers of Parent providing services to the Company, and independent contractors and consultants of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any member of the Parent Group is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistently with past practice).

(j) With the exception of the Retention Agreements, Schedule 2.13(j) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts by which Parent or the Company is bound with respect to Company Employees. Neither the Company nor any member of the Parent Group has any obligation to pay any amount or provide any benefit to any former Company Employee whose employment by the Company terminated prior to the Agreement Date. With respect to Company Employees, neither the Company nor any member of the Parent Group is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any member of the Parent Group, and neither the Company nor any member of the Parent Group has any duty to bargain with any labor organization with respect to Company Employees. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employee. Neither Parent nor the Company has any knowledge of any activities or proceedings of any labor union or to organize Company Employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of Parent or the Company, threatened, which may interfere with the Business.

(k) To the knowledge of Parent or the Company, no Company Employee is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer. Except as set forth on Schedule 2.13(k) of the Company Disclosure Letter, since May 30, 2012, no Company Employee has given notice to Parent or the Company, nor does Parent or the Company otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or Parent. The employment of each of the Company Employees is “at will”, and neither the Company nor Parent has any obligation to provide any particular form or period of notice prior to terminating the employment of any of the Company Employees, except as set forth on Schedule 2.13(k) of the Company Disclosure Letter. As of the Agreement Date and other than as provided herein or in the Retention Agreements, neither the Company nor any member of the Parent Group has, and to the knowledge of Parent or the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former Company Employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former Company Employee or consultant of the Company of any terms or conditions of employment with Acquiror following the Effective Time.

(l) Parent has provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all Company Employees as of the Agreement Date, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. None of the Company Employees are international employees.

(m) The Company has provided to Acquiror true, correct and complete copies of each of the following with respect to the Company Employees: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of confidentiality, non-competition or inventions agreements between current Company Employees and consultants and the Company (and a true, correct and complete list of Company Employees, consultants and/or others not subject thereto); the most current management organization chart(s); summary of Liability for termination payments to current and former Company Employees and directors and officers of the Company; and a schedule of bonus commitments made to Company Employees.

(n) There are no performance improvement or disciplinary actions contemplated or pending against any of the current Company Employees.

(o) The transactions contemplated by this Agreement shall not constitute a “plan closing” or “mass layoff” with respect to or under the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. No Company Employee has suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.

2.14 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of Parent or the Company, none of the Company Employees, nor any immediate family member of an officer, director or stockholder of the Company or Company Employee, has any direct or indirect ownership, participation, royalty or other material interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that does business with, or has any contractual arrangement with, Company or Parent (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, Company Employees or stockholders or any member of their immediate families, is a party to, nor to the knowledge of Parent or the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer or director of the Company or Company Employee. To the knowledge of the Parent or the Company, none of said officers, directors, Company Employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the Business.

2.15 Insurance. The Company, or Parent on behalf of the Company, maintains the policies of insurance and bonds relating to the Business set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible. Parent has provided or Made Available to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending related to the Company under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither Parent nor the Company has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. Parent has provided or Made Available to Acquiror true, correct and complete copies of each document that has been requested by Acquiror or its representatives in connection with their legal, financial and accounting review of the Company (other than any such document that does not exist or is not in Parent’s or the Company’s possession or subject to its control). Without limiting the foregoing, Parent has provided or Made Available to Acquiror or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Articles of Incorporation and Bylaws of the Company, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company, (d) the stock ledger, journal and other records reflecting all equity issuances and transfers and all related agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company. The minute books of the Company provided or Made Available to Acquiror contain a true and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company.

2.17 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Company Disclosure Letter, the Company is not a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, with continuing obligations in excess of $25,000 per year, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter;

(ii) any Contract with continuing obligations in excess of $25,000 per year, that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(x) or (xi) of the Company Disclosure Letter;

(iii) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv) any continuing Contract providing for capital expenditures;

(v) any continuing Contract limiting the freedom of the Company to (A) engage or participate, or compete with any other Person, in any line of business, market or geographic area, or (B) to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vi) any continuing Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in each case, with a value in excess of $25,000;

(vii) any continuing Contract (a) with any other member of the Parent Group. (b) with any of the Company’s or any member of the Parent Group’s officers, directors, employees or stockholders or any member of their immediate families or (c) with any Person with whom the Company does not deal at arm’s length;

(viii) any continuing Contract of guarantee, material indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company (or member of the Parent Group that binds the Company) under Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(x) or (xi) of the Company Disclosure Letter;

(ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company-Owned Intellectual Property or pursuant to which the Company or any member of the Parent Group has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any member of the Parent Group agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company is granted any rights to Third Party Intellectual Property that is incorporated, integrated, or bundled with the Company Products, or pursuant to which the Company is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company, other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to or Made Available to Acquiror;

(xii) any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company-Owned Intellectual Property, other than rights granted to customers of the Company to install or make a reasonable number of backup copies of Company Products to support their licensed use of Company Products;

(xiii) any Contract with a customer or a supplier that is one of the ten (10) largest customers or suppliers of products and/or services of the Company for the Company’s fiscal year ended July 1, 2012, based on amounts paid or payable to the Company (each, a “Significant Customer” or a “Significant Supplier,” as applicable);

(xiv) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xv) (a) any joint venture Contract, (b) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (c) any Contract that involves the payment of royalties to any other Person;

(xvi) any Company Product warranty, other than standard warranties of the Company included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) of the Company Disclosure Letter;

(xvii) any Contract for the employment of any Company Employee or director, officer or consultant of the Company or any other type of continuing Contract with any Company Employee or officer or consultant of the Company that is not immediately terminable by the Company without cost or Liability, including any Contract requiring it to make a payment to any Company Employee or director, officer or consultant on account of the Merger, any transaction contemplated by this Agreement, or any subsequent condition or event, or on account of any Contract that is entered into in connection with this Agreement;

(xviii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock;

(xix) any Contract with any labor union or any collective bargaining agreement or similar contract with any Company Employees (or employees of Parent who provide services for the Company);

(xx) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by Parent (on behalf of the Company) or the Company, in connection with this Agreement and the transactions contemplated hereby;

(xxi) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xxii) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(xxiii) any settlement agreement;

(xxiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or

(xxv) any other Contract or obligation not listed in clauses (i) through (xxv) that individually had or has a current value or payment obligation in excess of $50,000 over the life of the Contract or is otherwise material to the Company or its Business, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or Parent, or to Parent’s or the Company’s knowledge, with respect to any other contracting party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (a) the right to declare a default or exercise any material remedy under any Material Contract, (b) the right to a rebate, chargeback, refund, credit, penalty or material change in delivery schedule under any Material Contract, (c) the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract, or (d) the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any member of the Parent Group has received any written notice regarding any actual or possible material violation or material breach of, default under, or intention to cancel or modify any Material Contract. Correct and complete copies of all Material Contracts have been provided or Made Available to Acquiror prior to the Agreement Date.

(c) The Company has no obligation to supply Company Products to any Person under an expired or terminated Contract, and all Contracts pursuant to which any Person has the right to purchase, license, market, distribute or resell any Company Product can be terminated or not renewed by the Company in accordance with their terms, without any liability to the Company, including but not limited to any liability for termination damages.

2.18 Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies under any export control or similar laws binding on the Company;

(b) the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of Parent or the Company, threatened claims against the Company with respect to such export licenses or other approvals;

(d) to the knowledge of Company or Parent, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that could reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.19 Customers and Suppliers.

(a) The Company has no outstanding material disputes concerning the Company Products with any customer, and neither Parent nor the Company has knowledge of any material dissatisfaction on the part of any customer concerning the Company Products. Each current customer is listed on Schedule 2.19(a) of the Company Disclosure Letter. Neither Parent nor the Company has received from any customer any written notice that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify any existing Contract with the Company (or the Surviving Corporation or Acquiror). Since July 1, 2010, no customer has terminated, and the Company has not refunded any amounts under or modified, any Customer Contract due to the performance of any Company Product.

(b) The Company has no outstanding material dispute concerning products and/or services provided by any Significant Supplier, and neither Parent nor the Company has knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.19(a) of the Company Disclosure Letter. Neither Parent nor the Company has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to operate the Business.

2.20 Accounts Receivable and Payable.

(a) The Statement of Net Assets includes all accounts receivable of the Business. The accounts receivable shown on the Statement of Net Assets that are not Excluded Assets (the “Assumed A/Rs”) arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are, to Parent’s and the Company’s knowledge, collectible in the book amounts thereof. Pro forma allowances for doubtful accounts as reported in the Statement of Net Assets have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices. The Assumed A/Rs arising after the Statement of Net Assets Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are, to Parent’s and the Company’s knowledge, collectible in the book amounts thereof. None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and neither Parent nor the Company has knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No agreement for deduction or discount has been made with respect to any of such Assumed A/Rs. Schedule 2.20(a) of the Company Disclosure Letter sets forth an accurate aging of the Company’s accounts receivable in the aggregate and by customer. Schedule 2.20(a) of the Company Disclosure Letter sets forth such amounts of accounts receivable of the Company that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(b) All accounts payable and notes payable of the Company arose in the ordinary course of business, consistent with past practices in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than 60 days in its payment. Since July 3, 2011, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

2.21 Transaction Fees. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company is not obligated for the payment of any Transaction Expenses.

2.22 Anti-Bribery Compliance. In connection with the Business, neither the Company nor any member of the Parent Group, nor to the knowledge of Parent or the Company, any Company Employee, or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any Person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment to any Person. Without limiting the foregoing, neither Parent nor the Company, nor, to the knowledge of Parent or the Company, any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any member of the Parent Group), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a governmental official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof; where governmental officials and employees include officials or employees of any Person owned or controlled by a Governmental Entity.

2.23 Purchase for Own Account. The Shares being issued to Parent will be acquired by Parent for investment for Parent’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act. Parent does not have any contract, undertaking agreement, or arrangement with any person to sell, transfer, or grant participations to such person or any third party with respect to the Shares. Parent has not been formed for the specific purpose of acquiring the Shares.

2.24 Disclosure of Information. At no time was Parent presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares. Parent has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares. Parent further has had an opportunity to ask questions and receive answers from Acquiror regarding the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify any information furnished to Parent or to which Parent had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Acquiror and Sub in this Agreement.

2.25 Investment Experience. Parent understands that an investment in the Shares involves substantial risk. Parent has experience as an investor in securities of similarly situated companies and acknowledges that Parent is able to fend for itself, can bear the economic risk of Parent’s investment in the Shares and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

2.26 Accredited Investor Status. Parent is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

2.27 Restricted Securities. Parent understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such Shares may be resold without registration under the Securities Act only in certain limited circumstances, and the Shares may be legended in accordance with this Agreement to reflect such restrictions. Parent understands that Acquiror is under no obligation to register any of the Shares.

2.28 Limitations on Disposition. Without in any way limiting the representations set forth above, Parent further agrees not to make any disposition of all or any portion of the Shares unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Parent shall have notified Acquiror of the proposed disposition and shall have furnished Acquiror with a statement of the circumstances surrounding the proposed disposition and with an opinion of counsel, reasonably satisfactory to Acquiror, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Shares in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Shares by Parent to an Affiliate of Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Each of Acquiror and Sub represents and warrants to the Company and Parent, as of the Closing Date, as follows:

3.1 Organization and Standing. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Sub has the corporate power and authority to own its properties and to conduct its business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. Each of Acquiror and Sub is not in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational or governing documents.

3.2 Authority; Noncontravention.

(a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Acquiror’s Board of Directors This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Acquiror’s Board of Directors and Sub’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the vote of Acquiror’s Board of Directors and Sub’s Board of Directors, respectively, has approved and adopted this Agreement and approved the Merger and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Acquiror and Sub and its respective stockholders. The adoption of this Agreement, approval of the Merger, and issuance to Parent of Acquiror Capital Stock pursuant to the Merger does not require the vote or approval of the holders of any class or series of Acquiror Capital Stock.

(b) The execution and delivery of this Agreement by each of Acquiror and Sub do not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of Acquiror or Sub or the Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (a) any provision of the Certificate or Articles of Incorporation or Bylaws of Acquiror or Sub, in each case as amended to date, (b) assuming the transactions contemplated hereby constitute an assignment, any Contract applicable to any of Acquiror’s properties or assets, or (c) any Legal Requirements applicable to Acquiror or Sub or any of Acquiror’s properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.6, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3 Capitalization.

(a) Acquiror has the duly and validly authorized capital stock as set forth in the SEC Filings. All of the issued and outstanding shares of Acquiror’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable Legal Requirements and all requirements set forth in applicable Contracts. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Acquiror. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Acquiror is or may be obligated to issue any equity securities of any kind. Except as described in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Acquiror and any of the securityholders of Acquiror relating to the securities of Acquiror held by them. Except as described in the SEC Filings and in this Agreement, no Person has the right to require Acquiror to register any securities of Acquiror under the Securities Act, whether on a demand basis or in connection with the registration of securities of Acquiror for its own account or for the account of any other Person.

(b) The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by the provisions of Section 2.28 and Section 4.6 of this Agreement. The issuance of the Shares does not contravene the rules and regulations of The NASDAQ Stock Market. The Shares will be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act, and Section 25103(h) of the California Corporate Securities Law of 1968 and other applicable state securities laws. The issuance of the Shares in the Merger will not obligate Acquiror to issue shares of Acquiror Common Stock or other securities to any other Person (other than Parent) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(c) Except as described in the SEC filings, Acquiror does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest Acquiror upon the occurrence of a certain event.

3.4 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.5 Business. Acquiror is engaged in all material respects only in the business described in the SEC Filings, and the SEC Filings contain an accurate description in all material respects of the business of Acquiror.

3.6 Absence of Certain Changes. Since March 31, 2012, except as identified and described in the SEC Filings, Acquiror has conducted its business in the ordinary course consistent with past practice and there has not been:

(a) any Effect that, individually or taken together with all other Effects that have occurred prior to the Closing, would reasonably be expected to have a Material Adverse Effect on Acquiror or its subsidiaries, taken as a whole;

(b) any change in the consolidated assets, liabilities, financial condition or operating results of Acquiror from that reflected in Acquiror’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, except for changes in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole;

(c) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Acquiror, or any redemption or repurchase of any securities of Acquiror;

(d) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Acquiror or its subsidiaries;

(e) any waiver, not in the ordinary course of business, by Acquiror or any of its subsidiaries of a material right or of a material debt owed to it, other than inter-company debt;

(f) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Acquiror or its subsidiaries, except in the ordinary course of business consistent with past practice and which is not material to the assets, properties, financial condition, operating results or business of Acquiror;

(g) any change or amendment to Acquiror’s Certificate of Incorporation or Bylaws;

(h) the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of Acquiror; or

(i) the loss of any customer which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

3.7 SEC Filings.

(a) Acquiror has timely filed with or otherwise furnished (as applicable) to the SEC the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

(b) As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Acquiror maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) of Acquiror and its subsidiaries that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Acquiror maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the Chief Executive Officer and Chief Financial Officer of Acquiror to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Acquiror’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Acquiror required under the Exchange Act with respect to such reports.

3.8 Tax Matters. Acquiror has properly completed and timely filed (or filed applicable extensions therefor) all material Tax Returns required to have been filed by Acquiror and paid all Taxes due and payable shown thereon, other than any such Taxes which Acquiror is contesting in good faith and for which adequate reserves have been provided and reflected in Acquiror’s financial statements included in the SEC Filings (the “Acquiror Financial Statements”). The charges, accruals and reserves on the books of Acquiror in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Acquiror nor, to Acquiror’s knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Acquiror. All Taxes and other assessments and levies that Acquiror is required to withhold or to collect for payment have been duly withheld and collected and timely paid, other than any such Taxes which Acquiror is contesting in good faith and for which adequate reserves have been provided and reflected in the Acquiror Financial Statements. There is no material audit or, to Acquiror’s knowledge, pending material audit of, or material Tax Controversy associated with any Tax Return of Acquiror or its subsidiaries conducted by a Tax Authority. There are no Tax liens or claims pending or threatened in writing against Acquiror or its assets or property.

3.9 Litigation. Except as described in the SEC Filings, there are no pending material Legal Proceedings against or affecting Acquiror, its subsidiaries or any of its or their properties; and to Acquiror’s knowledge, no such Legal Proceedings are threatened.

3.10 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Acquiror as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the financial statements of Acquiror included in the SEC Filings filed prior to the date hereof, neither Acquiror nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

3.11 Compliance with NASDAQ Continued Listing Requirements. Acquiror is in compliance with applicable continued listing requirements of The NASDAQ Stock Market. There are no proceedings pending or, to Acquiror’s knowledge, threatened against Acquiror relating to the continued listing of the Acquiror Common Stock on The NASDAQ Global Market and Acquiror has not received any currently pending notice of the delisting of the Common Stock from The NASDAQ Global Market.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Confidentiality; Public Disclosure. Acquiror and Parent will consult with each other prior to making any public announcement or issuing any press release regarding the Merger, with the contents of such public announcement or press release to be subject to prior review and reasonable mutual agreement by Acquiror and Parent; provided that following such consultation, each party may issue a press release regarding the Merger. For the avoidance of doubt, nothing herein shall limit or modify any of the rights or obligations set forth in the Confidentiality Agreement.

4.2 Regulatory Approvals. Parent and Acquiror agree that they shall cooperate in the execution and filing of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Parent and Acquiror shall use commercially reasonable efforts to obtain, and to cooperate with the other party to promptly obtain, all such authorizations, approvals and consents. Each party shall promptly inform the other party of any material communication between such party and any Governmental Entity regarding any of the transactions contemplated hereby. If a party receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Notwithstanding the foregoing, the parties acknowledge and agree that no filing is required under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement.

4.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense (other than as otherwise specifically set forth in this Agreement).

4.4 Corporate Matters. Parent shall, as promptly as practicable following the Closing, deliver to Acquiror the original minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholder of the Company, the corporate seal and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

4.5 Tax Matters.

(a) Cooperation. Following the Closing, Acquiror, Parent and the Surviving Corporation shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Tax Returns. Parent shall prepare and file all income Tax Returns for the Company for any Tax period ending on or prior to the Closing Date. Parent shall permit Acquiror to review and comment on Tax Returns for the Company prepared on a stand-alone basis prior to filing of actual Tax Returns and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Acquiror. Acquiror shall prepare and file each other Tax Return with respect to the Company for any Tax period ending after the Closing Date.

(c) Transfer Taxes. All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid one-half by Acquiror and one-half by Parent. Notwithstanding the foregoing, all such transfer Taxes arising from the Pre-Closing Transfers shall be paid by Parent.

(d) Records. Acquiror, Parent and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(e) Refunds. Any Tax refunds that are received by Acquiror, the Company or any of its Affiliates and any amounts credited against Tax to which Acquiror, the Company or any of its Affiliates become entitled that relate to Tax periods or portions thereof of the Company ending on or before the Closing Date (excluding any refund or credit attributable to any Tax attribute in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date) shall be for the account of Parent and Acquiror shall pay over to Parent any such refund or the amount of such credit within thirty (30) days after receipt or entitlement thereto. For the avoidance of doubt, Parent shall be under no obligation to file a refund claim in a tax year (or portion of a Straddle Period) ending on or before the Closing Date attributable to any Tax attribute (e.g., a carryback) arising in a tax year (or portion of a Straddle Period) beginning after the Closing Date.

(f) Audits. Acquiror shall promptly notify Parent in writing upon receipt by Acquiror of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments with respect to Taxes of the Company other than as to which Seller has no indemnification obligation or other Liability with respect to Taxes. Parent shall control the handling and disposition of such audit, examination or assessment and any administrative or court proceeding relating thereto (and to employ counsel of its choice at its expense). Acquiror shall be entitled to participate in such audit or proceeding (and to employ counsel of its choice at its expense), and such audit or proceeding shall not be settled or compromised without Acquiror’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. To the extent of any conflicts between this Section 4.5(f) and Article V, this Section 4.5(f) shall govern and control.

4.6 Transfer Restrictions. Following the Closing Date, other than with respect to transfers to Affiliates (in each case, who, upon any such transfer, will be subject to the same transfer restrictions set forth in this paragraph), Parent may not in any one day sell Shares that, in the aggregate, exceed ten percent (10%) of the average daily trading volume of Acquiror’s Common Stock on The NASDAQ Global Market for the preceding ten (10) trading days. For the avoidance of doubt, this Section 4.6 does not apply to any block sales of Shares not made on The NASDAQ Global Market.

4.7 Rule 144; NASDAQ Compliance.

(a) Following the Effective Time, Acquiror shall use its commercially reasonable efforts to ensure that it satisfies the obligations of subsection (c) of Rule 144.

(b) Following the Effective Time, Acquiror shall use commercially reasonable efforts to comply with applicable continued listing requirements of The NASDAQ Stock Market.

(c) This Section 4.7 shall survive until the first anniversary of the Closing.

4.8 Transfer of Shares. In the event of any sale or transfer, pursuant to Rule 144 or any other rule or regulation of the SEC that may at any time permit a Person to sell securities without registration, of any of the Shares by Parent or its transferees from time to time, Acquiror shall in each case reasonably cooperate with Parent and reasonably facilitate such transaction (and shall cause its transfer agent to do the same) including, without limitation, by promptly delivering or causing its transfer agent to deliver stock certificates to the transferee representing the transferred shares and to transferor representing the balance of unsold shares without any legends.

4.9 Unforeseen Costs and Technology Costs.

(a) Set forth in Schedule 4.9 is a budget prepared in good faith by Parent and reviewed by Parent’s Chief Financial Officer estimating from the Statement of Net Assets Date through July 1, 2013 (i) the ongoing operational costs for the Company (and the Surviving Corporation) in providing backend services under the Customer Contracts (i.e., data center costs and excluding employee time on tasks such as maintaining accounts) and (ii) the costs to the Surviving Corporation associated with winding down any Customer Contracts that have specific, express, non-customary post-termination wind-down or transition obligations, including, but not limited to, the Rockstar Customer Contract (the “Budget”). Parent shall reimburse Acquiror for any direct costs not listed in the Budget that Acquiror (including indirectly through the Surviving Corporation) incurs during the one-year period following the Closing Date for such operational costs and in providing wind down/transition services pursuant to the Rockstar Customer Contract and any other Customer Contract that has specific, express, non-customary post-termination wind-down or transition obligations) (“Unforeseen Costs”), unless such Unforeseen Costs are the result of Acquiror’s or the Surviving Corporation’s failure to reasonably mitigate such costs (such as by not generally adhering to the reasonable process and timing assumptions used by Parent in preparing the Budget), gross negligence, bad faith or willful misconduct.

(b) Parent shall reimburse Acquiror for its pro rata share of the reasonable costs of replacing (i) any Equipment (as defined in the Transition Services Agreement, and excluding Equipment owned by Rockstar) which Acquiror or the Surviving Corporation replaces on or prior to October 15, 2013 because it has reached the end of its usable life and (ii) any Third Party Intellectual Property utilized in the Business, excluding the Excluded Assets, the primary benefit of which cannot be transferred to Acquiror or the Surviving Corporation, as applicable, to operate the Business following the Closing or following the termination of the Transition Services Agreement (collectively, the “Technology Costs”). Parent will use commercially reasonable efforts to assist Acquiror and the Surviving Corporation in obtaining licenses for such Third Party Intellectual Property that may be transferred to either the Acquiror or the Surviving Corporation at no or minimal additional cost. The pro rata share of Technology Costs under clause (i) of this subsection (b) shall be for reasonably equivalent technology only and shall be determined by using one (1) year divided by the number of years of the depreciable life determined in accordance with generally accepted accounting principle applicable to Acquiror (e.g., Parent will be responsible for one-third of the cost of a replacement piece of hardware with a depreciable life of three (3) years). The pro rata share of Technology Costs under clause (ii) of this subsection (b) shall be for the license value remaining, as of the time at which transfer is deemed not possible, on the license that existed as of the Closing Date.

(c) If Acquiror incurs any Unforeseen Costs or Technology Costs, then it shall deliver to Parent a certificate signed by an officer of Acquiror (an “Post-Closing Costs Claim Certificate”) stating (i) that Parent has incurred Unforeseen Costs or Technology Costs, (ii) the amount of such Unforeseen Costs or Technology Costs and (iii) in reasonable detail the nature of the Unforeseen Costs or Technology Costs (each such claim, a “Post-Closing Costs Claim”). Parent may elect to pay each Post-Closing Costs Claim by either (1) paying cash to Acquiror or the Surviving Corporation (as Acquiror may direct in its sole discretion) or (2) to the extent sufficient Escrow Shares remain available (including following resolution of any claims for Indemnifiable Damages pursuant to Article 5 hereof), direct that Acquiror retain Escrow Shares equal in value to the amount of the Post-Closing Cost Claim (based on a price per share of Acquiror Common Stock equal to the Acquiror Stock Price); provided, however, that if the Post-Closing Costs Claim is to be paid after the Escrow Release Date or insufficient Escrow Shares are available for such purpose, then Parent shall, at its election, settle the Post-Closing Costs Claim (i) in cash or (ii) by returning to Acquiror the equivalent number of shares of Acquiror Common Stock (based on a price per share of Acquiror Common Stock equal to the Acquiror Stock Price). If there is a dispute between Parent and Acquiror related to any Post-Closing Costs Claim, then the parties shall follow the procedures set forth in Sections 5.6 and 5.7, mutatis mutandis, with respect to each disputed Post-Closing Costs Claim.

4.10 Customer Contracts.

(a) Acquiror agrees to use commercially reasonable efforts to collect, and shall not waive or agree to any offsetting without Parent’s written consent, any amount owed representing any Acquiror Collectable Receivables; provided that Acquiror may cease collection efforts with respect to a specific Acquiror Collectable Receivable and write off the underlying amount if it has used commercially reasonable efforts for a minimum of six months to collect such specific Acquiror Collectable Receivable, including a minimum of three documented attempts at collection, but such good faith efforts have proven unsuccessful. If, after the Closing Date, Acquiror or the Surviving Corporation actually collects amounts owed representing any Acquiror Collectable Receivables, then Acquiror shall remit to Parent by wire transfer within thirty (30) days of the end of the calendar month in which Acquiror or the Surviving Corporation received such Acquiror Collectable Receivables, cash equal to Parent’s share (based on the percentage of the obligations owed under the Customer Contract that were performed by Parent or the Company prior to the Closing Date) of such Acquiror Collectable Receivables actually collected. Upon Parent’s reasonable written request, Acquiror shall provide Parent with a monthly report with respect to the status of its efforts to collect Acquiror Collectable Receivables.

(b) Parent agrees to use commercially reasonable efforts to collect, and shall not waive or agree to any offsetting without Acquiror’s written consent, any amount owed representing any Parent Collectable Receivables; provided that Parent may cease collection efforts with respect to a specific Parent Collectable Receivable and write off the underlying amount if it has used commercially reasonable efforts for a minimum of six months to collect such specific Parent Collectable Receivable, including a minimum of three documented attempts at collection, but such good faith efforts have proven unsuccessful. If, after the Closing Date, Parent actually collects amounts owed representing any Parent Collectable Receivables, then Parent shall remit to Acquiror by wire transfer within thirty (30) days of the end of the calendar month in which Parent received such Parent Collectable Receivables, cash equal to Acquiror’s share (based on the percentage of the obligations owed under the Customer Contract that were not performed by Parent or the Company prior to the Closing Date) of such Parent Collectable Receivables actually collected. Upon Acquiror’s reasonable written request, Parent shall provide Acquiror with a monthly report with respect to the status of its efforts to collect Parent Collectable Receivables.

(c) Acquiror shall use commercially reasonable efforts to perform (or cause the Surviving Corporation to perform) under Customer Contracts pursuant to which there exist any Acquiror Collectable Receivables or Parent Collectable Receivables, and Acquiror shall be responsible for any refunds issued after the Closing Date with respect to such Customer Contracts, but only to the extent that such refunds relate to matters that arose after the Closing Date. Acquiror shall not issue any refunds that relate to matters that arose prior to the Closing Date.

4.11 Shared Contracts. All material Contracts used in the Business to which Parent or any of its respective Affiliates is a party, and relates to any other businesses of Parent or its Affiliates is set forth in the Transition Services Agreement (the “Shared Contracts”). For a period beginning on the Effective Time through the second anniversary of the Effective Time, Parent will use commercially reasonable efforts to cooperate with Acquiror in effecting a lawful and commercially reasonable arrangement under which Acquiror and the Surviving Corporation shall receive benefits under the Shared Contracts, solely as provided for in the Transition Services Agreement, and subject to its terms and conditions.

4.12 Promotional Benefits. Parent shall provide certain promotional/marketing benefits to Acquiror, such as an allotment of advertising impressions. The parties will use good faith efforts to agree upon the details of such benefits prior to or promptly after the Closing, provided that it is understood that such benefits may be limited in time and are not a material inducement to the transactions contemplated by this Agreement.

4.13 Excluded Domain Name. Until the later to occur of (a) the termination of the Transition Services Agreement or (b) the first anniversary of the Closing Date, Parent shall use commercially reasonable efforts to minimize any disruption to the Business relating to Parent retaining ownership of the Excluded Domain Name, including, but not limited to: (i) making any necessary server-side changes and (ii) creating and implementing a domain name system (DNS) redirect strategy for games that are being supported pursuant to existing Customer Contracts that utilize the Excluded Domain Name.

4.14 Existing Office Agreement. Subject to the terms of that certain Office Agreement, dated July 13, 2012, by and between Parent and Regus Management Group, LLC (the “Office Agreement”), Parent agrees that it will (a) pay all amounts due under the Office Agreement on or prior to the date such amounts are due, (b) not, without Acquiror’s prior consent, take any action to terminate the Office Agreement during the term of the Office Agreement and (c) not take any action that would constitute a breach of the Office Agreement. Parent may invoice Acquiror for any amounts that it pays under the Office Agreement that relates to periods after the Closing Date, and Acquiror shall promptly pay such amounts following receipt of Parent’s invoice.

4.15 Books and Records. Acquiror shall preserve for so long as Parent shall have any indemnification obligations under this Agreement (or, if later, until the later of ninety (90) days after the statute of limitations shall have expired with respect to all legal obligations of Parent under this Agreement or in connection with the transactions contemplated hereby, or ninety (90) days after the statute of limitations shall have expired with respect to the conduct of the Business, including with respect to Taxes) all books and records relating to the Company and its business prior to the Closing Date. After the Closing Date, to the extent reasonably necessary in order for Parent to fulfill its obligations with respect to Taxes under this Agreement or Legal Requirements (including the filing of requisite Tax Returns or responding to a Tax audit or other Tax contest relating to the Company), Acquiror shall provide Parent with access, upon prior reasonable written request specifying the need therefor, during Acquiror’s regular business hours, to (a) the officers and Company Employees and (b) the books of account and records of the Company, and Parent and its representatives shall have the right to make copies of such books and records for use solely for such purpose (which information provided shall otherwise be deemed “Confidential Information” under the Confidentiality Agreement); provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Company.

4.16 Further Assurances. Each of the parties hereto agree to use reasonable efforts to cooperate and to execute and deliver to the other parties such further instruments, and to give such further written assurances as may be reasonably requested by such other parties to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. If, following the Closing, Acquiror in good faith identifies in writing to Parent any Business Asset of Seller, excluding any corporate general administrative services provided by the Parent Group to the Company prior to the Closing Date, that was not transferred to Acquiror in connection with the Merger (any such asset, an “Additional Asset”), then Parent will transfer, convey, assign and deliver, or cause to be transferred, conveyed, assigned and delivered, to Acquiror or the Surviving Corporation after the Closing, without any further payment by Acquiror, all of the Parent Group’s right, title and interest in and to such Additional Asset, and deliver such Additional Asset, if applicable, as promptly as practicable (not later than five (5) Business Days) after such Additional Asset Request.

4.17 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 4 shall survive the Closing.

ARTICLE 5

ESCROW FUND AND INDEMNIFICATION

5.1 Escrow.

(a) At the Effective Time, Acquiror will withhold the Escrow Shares from the Shares issuable to Parent in the Merger. The Escrow Shares shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person (as such term is defined in Section 5.2 below)) for Indemnifiable Damages (as such term is defined in Section 5.2 below) pursuant to the indemnification obligations of Parent through and until 11:59 p.m. California time on the date that is fifteen (15) months after the Effective Time (such earlier date, the “Escrow Release Date”) and to settle Post-Closing Costs Claims in accordance with Section 4.9 hereof. No portion (nor all) of the Escrow Shares, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Parent (except for Post-Closing Costs Claims in accordance with Section 4.9 hereof), in each case prior to the disbursement of the Escrow Shares to Parent in accordance with Section 5.1(b) below.

(b) Within five (5) Business Days following the Escrow Release Date, Acquiror will disburse to Parent the Escrow Shares less (i) that portion of the Escrow Shares retained by Acquiror in satisfaction of claims for indemnification in accordance with Article 5 of this Agreement; (ii) that portion of the Escrow Shares that is determined, in the reasonable judgment of Acquiror, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in Section 5.5 below) delivered to Parent prior to the Escrow Release Date in accordance with Article 5 of this Agreement; and (iii) that portion of the Escrow Shares that Parent has elected to utilize to satisfy any Post-Closing Costs Claims. Any portion of the Escrow Shares held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not retained by Acquiror upon the resolution of such claims shall be issued to Parent within five (5) Business Days following resolution of such claims. The Escrow Shares, when issued and disbursed to Parent in accordance with this Article 5, shall bear the restrictive legends set forth on Exhibit J.

5.2 Indemnification. Subject to the limitations set forth in this Article 5, after the Effective Time, Parent shall indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, Tax, reductions in value, interest, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (as such term is defined in Section 5.7) (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:

(a) any failure of any representation or warranty made by Parent or the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(b) any failure of any certification, representation or warranty made by Parent or the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror;

(c) any breach of or default in connection with any of the covenants or agreements made by Parent or the Company in this Agreement;

(d) any matter set forth on Schedule 2.6 (Litigation) or Schedule 2.12 (Taxes) to the Company Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.6 or in Section 2.12;

(e) any claim for reimbursement pursuant to Section 4.9;

(f) any inaccuracies in the Customer Contracts Certificate;

(g) Pre-Closing Tax Liabilities;

(h) any Liability for the Taxes of any Person as a result of the Company being a member of the News Corporation consolidated return under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise);

(i) the Excluded Liabilities; and

(j) fraud, bad faith or intentional misconduct by Parent, the Company or any of their respective directors, officers and employees.

Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Parent shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Acquiror with respect to any Indemnifiable Damages claimed by an Indemnified Person.

5.3 Indemnifiable Damage Basket; Other Limitations.

(a) Indemnifiable Damage Basket. Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for Indemnifiable Damages, and Parent shall not have any indemnification or other obligations under this Article 5, in respect of any claim for indemnification that is made pursuant to Sections 5.2(a), (b), (d), (e) or (f) (other than in the case of Indemnifiable Damages caused by, arising out of or resulting from any breach of any Special Representations (as defined in Section 5.2(b) below)), unless and until one or more Claim Certificates (as defined in Section 5.5 below) made in good faith and delivered in accordance with Section 5.5 that would, but for this section, result in Indemnifiable Damages payable by Parent (after the resolution of any disputes relating thereto in accordance with this Article 5) in an aggregate amount greater than $25,000 (except that such amount shall be $15,000 in the case of any claim for indemnification that is made pursuant to Section 5.2(f)) (the “Basket”) have been delivered, in which case the Indemnified Person may make claims for indemnification against Parent and such Indemnified Person will be entitled to be indemnified for all Indemnifiable Damages (including the amount of the Basket), subject to the other provisions of this Article 5. For the avoidance of doubt, Indemnifiable Damages caused by, arising out of or resulting from (i) the items set forth in Sections 5.2(c), (g), (h), (i) and (j) above or (ii) any breach of any Special Representations shall be subject to indemnification hereunder without regard to satisfying the Basket (except as provided in Section 5.3(b) below), but subject to the other terms and provisions of this Article 5.

(b) Recovery from the Escrow Shares shall be the sole and exclusive remedy for the indemnity obligations of Parent under this Agreement for the matters listed in clauses (a) and (b) of Section 5.2, except, (i) in the case of fraud, willful breach or intentional misrepresentation by Parent or the Company, and (ii) any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure), Sections 2.3(a) and 2.3(c) (Authority; Noncontravention), Section 2.10 (Intellectual Property) and the final sentence of Section 2.21 (Transaction Fees) (collectively, the “Special Representations”) to be true and correct as aforesaid; provided, however, that (A) in the case of any failure of any of the representations and warranties contained in Section 2.10 (Intellectual Property) to be true and correct, (x) Parent’s indemnification obligations hereunder will be governed by Section 5.3(c) below and (y) Indemnifiable Damages caused by, arising out of or resulting from any breach of Section 2.10 (Intellectual Property) shall be subject to the Basket.

(c) In respect of any claim(s) for indemnification that is caused by, arising out of or resulting from any breach of Section 2.10 (Intellectual Property), Parent’s resulting indemnification obligations, when aggregated with any indemnification obligations of Parent for matters listed in Sections 5.2(a) and 5.2(b) (excluding indemnification arising out of or resulting from fraud, willful breach or intentional misrepresentation, or any breach of the Special Representations, by Parent or the Company), will not exceed 50% of the value of the Shares (based on a price per share of Acquiror Common Stock equal to the Acquiror Stock Price).

(d) In respect of any claim(s) for indemnification that is made pursuant to Sections 5.2(c), (d), or (e) or that is caused by, arising out of or resulting from any breach of any Special Representations (other than Section 2.10 (Intellectual Property) which is addressed in Sections 5.3(c) above), Parent’s indemnification obligations hereunder, when aggregated with any indemnification obligations of Parent for matters listed in Section 5.2(a), 5.2(b), and claims for indemnification caused by, arising out of or resulting from any breach of Section 2.10 (Intellectual Property), will not exceed the value of the Shares (based on a price per share of Acquiror Common Stock equal to the Acquiror Stock Price).

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any Liability under any provision of this Agreement for any incidental, consequential, special or indirect damages, including loss of future profits, revenue or income; provided, however, that such limitations shall not limit the right of an Indemnified Person to recover such damages to the extent (i) they are included in any Third Party Claim or (ii) such damages result from fraud or intentional misrepresentation of Parent.

(f) Any Liability of Parent for Indemnifiable Damages under this Agreement shall be reduced on a dollar for dollar basis to the extent that an Indemnified Person actually recovers any insurance proceeds in connection with the matter giving rise to the claim, it being understood that, notwithstanding any other provision hereof or under any other legal principle, no Indemnified Person shall be required to file an insurance claim or in any other way seek recovery under any insurance policy that may be available to it in connection herewith.

5.4 Period for Claims. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising from or in connection with (i) the matters listed in clauses (a) and (b) of the first sentence of Section 5.2, (ii) any breach of Section 2.10 (Intellectual Property) or (iii) any Excluded Liabilities (other than any Indemnifiable Damages relating to Taxes, which are subject to the immediately following sentence) shall commence at the Closing and terminate the day after the Escrow Release Date. The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with all other claims, including (i) fraud, willful breach or intentional misrepresentation and (ii) any failure of any of the Special Representations (other than Section 2.10 (Intellectual Property)) to be true and correct, shall commence at the Closing and terminate upon the expiration of ninety (90) days following the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, Acquiror may withhold such portion of the Escrow Shares at the expiration of the Escrow Period as in the reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate (as defined in Section 5.5) or Post-Closing Costs Claim Certificate delivered to Parent prior to expiration of the Escrow Period until such claims for Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Shares, if any, shall be delivered to Parent promptly (and in any event within five (5) Business Days) after the expiration of the Escrow Period.

5.5 Procedures. On or before the last day of the Escrow Period, any Indemnified Person may deliver to Parent a certificate signed by any officer of such Indemnified Person, as applicable (a “Claim Certificate”):

(a) stating that such Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in an audit of Acquiror or any of its subsidiaries, which could give rise to Indemnifiable Damages);

(b) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by such Indemnified Person in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(c) specifying in reasonable detail (based upon the information then possessed by such Indemnified Person) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period or imperfection therein shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) Parent is materially prejudiced thereby.

5.6 Resolution of Objections to Claims.

(a) If Parent does not contest, by written notice to the Indemnified Person who submitted the Claim Certificate, any claim or claims by such Indemnified Person made in any Claim Certificate within thirty (30) days of receipt of the Claim Certificate, then Acquiror may retain Escrow Shares in an amount equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate (based on a price per share of Acquiror Common Stock equal to the Acquiror Stock Price).

(b) If Parent objects in writing to any claim or claims made by the Indemnified Person in any Claim Certificate within such 20-day period (such objection, a “Claim Objection”), then Acquiror and Parent shall attempt in good faith for 45 days after receipt of the Claim Objection to resolve such objection.

(c) If no agreement can be reached during the 45-day period of good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or Parent may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within the City of San Francisco in the State of California to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(d) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 5.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, the Indemnified Person seeking indemnification shall be deemed to be the non-prevailing party unless the trial court awards such party more than one-half of the amount in dispute, in which case the other party shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

5.7 Third-Party Claims.

(a) If a claim is made against an Indemnified Person by a third party for which such Indemnified Person is entitled to indemnification under this Article 5 (a “Third Party Claim”), a Claim Certificate shall be delivered to Parent in accordance with Section 5.5 (the Indemnified Person shall also promptly deliver to Parent the complaint, claim letter or other document embodying such Third Party Claim (or if asserted orally, a written summary thereof) and, to the extent applicable (and not apparent from such materials), inform Parent of the remedy(ies) sought and the relevant time constraints with respect thereto; it being understood that informing Parent of the date of service thereof — or the lack of such service at such time — shall be deemed to satisfy such time constraint requirement with respect to any matter for which time constraints are related to service) and Parent shall be entitled to participate in the defense thereof and, if it so chooses (such choice being signified by delivery of written notice to the Indemnified Person within five (5) Business Days of receipt by Parent of notice of such claim, which notice shall include the name of counsel selected to prosecute the defense of such Third Party Claim (including identifying the principal attorneys in any such firm(s) for such matter)), to assume the defense thereof with counsel selected by Parent and reasonably satisfactory to the Indemnified Person.

(b) Should Parent so elect to assume the defense of a Third Party Claim, Parent shall not be liable to the Indemnified Person for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, however, that if the Indemnified Person reasonably believes, upon advice of counsel, there exist actual or potential differing interests between Parent and the Indemnified Person related to the Third Party Claim or defense thereof such that representation of both Parent and the Indemnified Person would be inappropriate, then the Indemnified Person may retain counsel of its own choice and Parent shall be liable for the reasonable fees and expenses of such counsel. If Parent assumes such defense, the Indemnified Person shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim, participate in the defense thereof and to employ counsel, reasonably satisfactory to the Indemnified Person, at its own expense, separate from the counsel employed by Parent, it being understood that Parent shall control such defense. Parent shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Person for any period during which Parent has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above).

(c) If Parent chooses to defend or prosecute a Third Party Claim, all the Indemnified Persons shall provide reasonable cooperation in the defense or prosecution thereof (at Parent’s expense). Such reasonable cooperation shall include the retention and (upon Parent’s reasonable request) the provision to Parent of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not Parent assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Parent assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that Parent may recommend and that by its terms obligates Parent to pay the full amount of the liability in connection with such Third Party Claim, that releases the Indemnified Persons completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Persons, whether by requiring any admission from or imposing any restriction or other equitable remedy on the Indemnified Persons or otherwise.

(d) Notwithstanding the foregoing, (A) if (i) Parent does not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Person within fifteen (15) days from receipt of notice of such a Third Party Claim by Indemnified Person, (ii) Parent assumes the defense of the Third Party Claim and, in the reasonable opinion of the Indemnified Person, fails to diligently prosecute such defense, and after delivery by the Indemnified Person of ten (10) days advance notice to Parent alleging such failure to diligently prosecute, Parent shall not have modified the defense of such Third Party Claim so that it would be reasonably considered to be diligently prosecuting such defense, (iii) the Third Party Claim seeks equitable remedies, (iv) the Indemnified Person reasonably believes that the Third Party Claim could be expected to result in damages that, together with the reasonable costs and expenses anticipated to be incurred in connection with such defense, settlement or resolution of such Third Party Claim, are materially in excess of the amount for which indemnification may be received by the Indemnified Person hereunder, or (v) the Indemnified Person reasonably believes, after reasonable inquiry of Parent, that Parent lacks sufficient resources to appropriately and diligently prosecute the defense of such Third Party Claim, then the Indemnified Person shall have the right to control the defense or settlement of any such Third Party Claim or its reasonable costs and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included as part of the indemnification obligation of Parent or (B) if legal counsel for the Indemnified Person reasonably believes that there are or may be legal defenses available to the Indemnified Person which are different from or additional to those available to Parent, then the Indemnified Person and Parent shall jointly coordinate the defense of such Third Party Claim and the Indemnified Person’s reasonable costs and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included as part of the indemnification obligation of Parent.

(e) If Parent has not assumed the defense of a Third Party Claim or the Indemnified Person is conducting the defense thereof pursuant to the foregoing, except with the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Parent shall have objected within fifteen (15) days after a written request for such consent by such Indemnified Person, no settlement or resolution by such Indemnified Person of any claim that gives rise to indemnification by Parent to an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that Parent has consented to any such settlement or resolution, Parent shall not have any power or authority to object under Section 5.5, Section 5.6 or any other provision of this Article 5 to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution, including via claim against the Escrow Shares.

5.8 Treatment of Indemnification Payments. The parties agree to treat (and cause its Affiliates to treat) any payment received pursuant to this Section 5, as well as any payments received with respect to any Post-Closing Costs Claim, as an adjustment to the consideration issued in connection with the Merger for all Tax purposes, to the maximum extent permitted by Legal Requirements.

ARTICLE 6

GENERAL PROVISIONS

6.1 Survival of Representations and Warranties and Covenants. The representations and warranties of Parent and the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Escrow Release Date; provided, however, that the Special Representations and the representations and warranties of Parent and the Company contained in any certificate delivered to Acquiror regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of Parent or the Company, until the expiration of ninety (90) days following the expiration of the applicable statute of limitations (if later than the expiration of the Escrow Release Date) for claims which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided further, no right to indemnification pursuant to Article 5 in respect of any claim that is made prior to the Escrow Release Date shall be affected by the expiration of such representations and warranties after the delivery of a Claim Certificate in respect of such claim; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article 5 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by Parent or the Company until the expiration of the applicable statute of limitations. The representations and warranties of Acquiror and Sub contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing. All covenants of the parties (including the covenants set forth in Article 4) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide or contemplate by their terms that they survive or are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article 5 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquiror or Sub, to:

Glu Mobile Inc.

45 Fremont Street, Suite 2800

San Francisco, CA 94105

Attention: General Counsel

Facsimile No.: (650) 403-1018

Telephone No.: (415) 800-6167

(b)	if to Parent or the Company, to:

IGN Entertainment, Inc.

625 2nd Street

San Francisco, CA 94107

Attention: General Counsel

Telephone No.: (415) 896-3415

6.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

6.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect notwithstanding anything therein to the contrary), and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 5 is intended to benefit Indemnified Persons).

6.6 Amendment; Extension; Waiver. To the extent permitted by applicable Legal Requirements, Acquiror and Parent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and Parent. At any time after the Closing, Parent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that (i) either party may assign this Agreement to any direct or indirect Affiliate of such party without the other party’s prior written consent and (ii) either party may assign this Agreement in connection with a change in control of such party; provided, however, that the assigning party shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

6.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.9 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

6.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 5.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of San Francisco, California.

6.11 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

6.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquiror, Sub, Parent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

GLU MOBILE INC.

By:	/s/ Niccolo M. de Masi
Name:	Niccolo M. de Masi
Title:	President and CEO

GALILEO ACQUISITION CORP.

By:	/s/ Niccolo M. de Masi
Name:	Niccolo M. de Masi
Title:	President and CEO

IGN ENTERTAINMENT, INC.

By:	/s/ Keith Abrams
Name:	Keith Abrams
Title:	General Counsel, VP & Asst. Sec.

GAMESPY INDUSTRIES, INC.:

By:	/s/ Keith Abrams
Name:	Keith Abrams
Title:	VP & Asst. Sec.

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquiror Common Stock” means the Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stock Price” means the average of the closing sale prices of Acquiror Common Stock as quoted on The NASDAQ Global Select Market for the ten consecutive trading days ending on the Closing Date.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Business” means the business of the Company as currently conducted by the Company, after taking into account the Pre-Closing Transfers.

“Business Assets” means all of the tangible and intangible assets (including all Company Intellectual Property), properties and rights of the Company or the Parent Group that are reasonably necessary for the conduct of the Business, other than the Excluded Assets.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

“California Law” means the General Corporation Law of the State of California.

“Closing Shares” means 510,000 of the Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the capital stock of the Company.

“Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

“Company Employees” means the employees of Parent whose employment duties solely or primarily relate to the Business.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of April 20, 2012, entered into between Acquiror and the Company.

“Continuing Employees” means the Company Employees who remain employees of the Surviving Corporation or become employees of Acquiror at or following the Effective Time.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“Customer Contracts” means Contracts under which Parent or the Company provides Company Products to any third party as of the Closing Date.

“Customer Contracts Certificate” means a certificate duly executed by the Chief Financial Officer of Parent, dated as of the Closing Date, certifying (a) as to each Customer Contract, the amount paid to Parent or the Company on or prior to the Closing Date but for which Parent or the Company has (or Acquiror or the Surviving Corporation will have after the Closing Date) ongoing obligations thereunder (i.e., the license fees payable thereunder pro rated from the effective date of the Customer Contract through the Closing Date) (collectively, the “Prepaid Customer Contracts Amount”), and (b) a schedule of accounts receivable as of the Closing Date relating to (i) Customer Contracts under which Parent or the Company has performed at least 75% of its obligations thereunder (the “Parent Collectable Receivables”) and (ii) Customer Contracts under which Parent or the Company has performed less than 75% of its obligations thereunder (the “Acquiror Collectable Receivables”).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Escrow Period” means the period beginning on the Closing Date and ending on the Escrow Release Date.

“Escrow Shares” means 90,000 of the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the assets that are currently utilized in the Business that are listed on Exhibit I hereto but which will not be acquired by Acquiror in the Merger.

“Excluded Domain Name” means the domain name www.gamespy.com.

“Excluded Employees” means the individuals listed on Exhibit K attached hereto.

“Excluded Liabilities” means the following: (a) all Liabilities of the Company or the Parent Group for any legal, accounting, brokerage, investment banking or finders’ fees arising out of, resulting from or relating to the negotiation of this Agreement or the consummation of any of the transactions contemplated hereby, (b) all Liabilities arising out of, resulting from or relating to the Excluded Assets, including any Taxes resulting from the Pre-Closing Transfers, (c) all Liabilities arising out of, resulting from or relating to the indebtedness of the Parent Group, (d) all intercompany payables owed by any member of the Parent Group to any other member of Parent Group, (e) all Liabilities arising under or relating to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit plan, program agreement or arrangement at any time maintained, sponsored or contributed to by Parent or any of its Affiliates or with respect to which any of them have any Liability, (f) Liabilities arising out of, resulting from or relating to claims incurred but not yet reported as of the Closing Date, (g) all Liabilities with respect to the Excluded Employees, including pursuant to the Retention Agreements or the individual’s termination of employment with the Company prior to the Closing Date or any member of the Parent Group and (h) any payment of variable bonuses to Continuing Employees pursuant to the Retention Agreements or otherwise.

2

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter (a) in the case of Acquiror, the actual knowledge thereof, after due inquiry, of Niccolo de Masi, Eric Ludwig and Scott Leichtner, and (b) in the case of Parent or the Company, the actual knowledge thereof, after due inquiry, of Roy Bahat, Keith Abrams, Todd Northcutt, Drew Curby or Bernadette Esguerra. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Made Available” means that Parent has uploaded, on or prior to three Business Days prior to the Closing Date, a Contract or other document to the electronic data room hosted by Box to which Acquiror and certain of its employees have been provided access.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement or relates to any factual basis known or knowable to Acquiror as a result of its due diligence investigation, is, or could reasonably likely, (i) be or become materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements. Changes in the trading volume or trading prices of Acquiror Common Stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect with respect to Acquiror.

3

“Parent Group” means Parent and its Affiliates (except the Company).

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Pre-Closing Tax Liabilities” means Taxes of the Company for any period or portion thereof ending on or before the Closing Date. In the case of any Straddle Period, the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts or relating to any sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts or relating to any sales or use Tax for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Retention Agreements” means those certain Retention Agreements that Parent entered into with each Company Employee in June 2012, which agreements provides for retention bonuses and/or severance payments to be made to Company Employees under certain specified circumstances, as well as the payment of variable bonuses to certain Company Employees under certain specified circumstances.

“Rockstar” means Take-Two Interactive Software, Inc., and Rockstar Games, Inc.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor to such rule).

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and all other reports filed by Acquiror pursuant to the Exchange Act since the filing of such Form 10-K and prior to the Agreement Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means 600,000 shares of Acquiror Common Stock.

“Straddle Period” means any Taxable period that includes but does not end on or before the Closing Date.

4

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expenses” means all third-party fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of Parent and the Parent Group). Without limiting the foregoing, Transaction Expenses will include (any payments in connection with any change in control obligations or any payment or consideration arising under or in order to obtain any consents, waivers or approvals of any party under any Contract as are required in connection with the Merger and other transactions contemplated hereby in order for any such Contract to remain in full force and effect following the Closing, (ii) any severance, retention or stay bonus or similar change-in-control payments to employees, consultants or other service providers owed under Contracts between the Parent or the Company and the Company Employees or any of their consultants or other services providers, and any payroll Taxes or Tax withholdings payable by the Company in connection therewith, and (iii) any termination, pre-payment penalty, balloon or similar payments on any outstanding debt.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to them in this Agreement.

5